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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                          NEWS ANNOUNCEMENT


HOLLYWOOD CASINO NAMES
EDWARD T. PRATT III CHAIRMAN OF THE BOARD

DALLAS, October 22, 2001 -- Hollywood Casino(R) Corporation (AMEX: HWD; www.hwcc.com) announced today that its Board of Directors has named Edward T. Pratt III, 45, currently the Company's President and Chief Executive Officer, to the additional position of Chairman of the Board. Mr. Pratt was Vice Chairman of the Board and replaces Oliver B. "Buck" Revell III, 62, who has served as interim Chairman of the Board since August 10, 2001.

Mr. Revell, who is widely recognized as an international terrorism expert, is stepping down from his duties as chairman in order to devote more of his time to efforts related to the September 11 terrorist attacks and related national security issues. Mr. Revell is President of Revell Group International, Inc., a security consulting business, and the Law Enforcement Television Network. Mr. Revell previously served as the Associate Deputy Director of the Federal Bureau of Investigation. Mr. Revell will continue to serve as a member of the Hollywood Casino Board and as Chairman of the Board's Audit Committee. The Hollywood Casino Board will continue to be comprised of seven members.

Edward T. Pratt III commented on the announcement, "As we all recognize, the war on terrorism is an international priority. Buck Revell possesses a unique base of specific experience that enables him to be an important contributor to this effort. Given the growing demands of his national security role, he has stepped down as Chairman, though we are pleased to retain the benefit of his counsel as a board member, and we fully support his decision to serve our country in this important cause."

Hollywood Casino Corporation owns and operates distinctive Hollywood-themed casino entertainment facilities under the service mark Hollywood Casino(R) in Aurora, Illinois, Tunica, Mississippi and Shreveport, Louisiana.

CONTACT:
Paul C. Yates
Executive Vice President, Chief Financial Officer
Hollywood Casino Corporation
972/392-7777








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